THE TAIWAN FUND, INC. REVIEW
April 2010
HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review
Market Review:

In April, the Taiwan Stock Exchange Index (“TAIEX”) increased by 2.42% in U.S. Dollar terms. Local institutions, and proprietary traders sold a net of NT$ 4.64 billion and NT$ 14.89 billion, respectively, while foreign investors bought a net of NT$ 116.45 billion. The auto and retail sectors outperformed the TAIEX with respective gains of 12.37% and 7.66% month-over-month (“MoM”) in NT dollar terms. On the other hand, the glass and cement sectors underperformed the TAIEX this month with declines of 9.47% and 4.50%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) increased 1.27% year-over-year (“YoY”) in March. The seasonally adjusted unemployment rate was 5.64% in March, 0.01% lower than the previous month. According to Customs’ records, Taiwan’s exports increased by 50.1% YoY in March, the fifth consecutive month of the increase and the highest since the financial crisis in 2008. Seasonally adjusted export orders increased by 43.66% YoY, and orders amounted to US$34.39 billion in March.

Fund Performance Review:

The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark by 0.84% in April. Underweight positions in the banking sector and construction sector contributed positively to the Fund’s performance. However, an overweight position in the IC design sector and an underweight position in the handset sector had a negative impact on the Fund’s performance.

Investment Strategy:
The TAIEX rose 1.1% in NTD terms in April resulting from stronger than expected 1Q10 results. Concerns of margin pressure on cost-push inflation appear to be overdone. Investors remain cautious on the sustainability of returns given lingering sovereign credit risks and monetary tightening measures introduced in China.  Based on the improved job market, Taiwan’s consumer confidence hit a six-year high, this caused domestic demand sectors to lead the performance on the TAIEX.

Total Portfolio Sector Allocation			Top 10 Holdings of Total Fund Portfolio
As of 4/30/10	% of MV + Cash	% of TAIEX	As of 4/30/10	% of Total Portfolio
Computer Service and Software	0.6	0.2	Taiwan Semiconductor Manufacturing Co., Ltd.	7.21
Electronic Components	0.0	4.9
Electronics Distribution	5.9	1.3	Hon Hai Precision Industry Co., Ltd.	6.19
IC Design	10.5	4.8
PC & Peripherals	5.9	8.1	MediaTek, Inc.	3.90
Optoelectronics	7.1	7.4
Other Electronics	6.2	8.0	Synnex Technology International Corp.	3.53
Semiconductor Manufacturing	9.4	13.6
Telecommunications	8.7	7.4	Chunghwa Telecom Co., Ltd.	3.50
Construction/Cement/Glass	1.5	3.2
Food	4.0	1.3	Nan Ya Plastics Corp.	3.45
Chemicals/Biotech	1.6	1.9
Textiles/Paper	1.1	2.1	China Steel Corp.	3.14
Electric Machinery/Appliances	0.8	1.4
Iron & Steel	3.1	3.2	Cathay Financial Holding Co., Ltd.	2.89
Automobiles/Rubber	2.7	2.0
Transportation/Tourism	1.1	2.6	Taiwan Mobile Co., Ltd.	2.82
Wholesale & Retail	2.7	1.1
Miscellaneous (Footwear/Others)	1.3	1.6	Fubon Financial Holding Co., Ltd.	2.81
Plastics/Petroleum Services	11.2	11.6
Financial Services	8.9	12.3

Total	94.3	100.0	Total	39.44
Cash (% in liquid investments)	-	-
Cash (% in bank)	5.7	-
Technology	54.3	55.7
Non-Technology	31.1	31.0
Financial	8.9	12.3
Total Net Assets: US$305.84 Million			NAV: US$16.47 Price: US$14.35 Discount: 12.87% No. of Shares: 18.58 Million

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Returns in US$ (%) (a)
	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	3.26%	2.42%	2.42%	2.55%
Fiscal Year to Date (c)	19.58%	23.17%	23.25%	20.11%
One Year	39.31%	40.97%	44.92%	35.84%
Three Years	0.98%	2.61%	6.63%	-1.10%
Five years	7.24%	6.52%	10.76%	3.32%
Ten Years	-1.75%	-1.14%	1.30%	-3.17%
Since Inception	9.12%	9.73%	N/A	N/A

(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested.  Past performance is not indicative of future results of the Fund.  Returns are annualized, except for periods of less than one year, which are not annualized.

(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c) The Fund’s fiscal year commences on September 1.

(d) The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Taiwan Fund Premium/Discount 01/01/1995-4/30/2010
Market Data
	As of 3/31/10	As of 4/30/10
TAIEX	7920.06	8004.25
% change in NTD terms	6.51	1.06
% change in USD terms	7.56	2.42
NTD Daily avg. trading volume (In Billions)	114.86	153.39
USD Daily avg. trading volume (In Billions)	3.62	4.89
NTD Market Capitalization (In Billions)	20537.60	20806.00
USD Market Capitalization (In Billions)	646.69	663.92
FX Rate: (NT$/US$)	31.7580	31.3380

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.

Fund Manager: Shirley Yang

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